For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 760-3484
Weyerhaeuser Reports Second Quarter Results

•	Net earnings increased 18% compared with first quarter

•	Earnings before special items increased 21% compared with first quarter and 57% compared with one year ago

•	Highest Wood Products EBITDA on record

SEATTLE (July 27, 2018) - Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $317 million, or 42 cents per diluted share, on net sales of $2.1 billion. This compares with earnings of $24 million, or 3 cents per diluted share, on net sales of $1.8 billion for the same period last year.

Excluding net after-tax special charges of $15 million, the company reported net earnings of $332 million, or 44 cents per diluted share for the second quarter. This compares with net earnings before special items of $212 million for the same period last year and $275 million for the first quarter of 2018. Adjusted EBITDA for the second quarter was $637 million compared with $506 million for the second quarter of last year and $544 million for the first quarter of 2018.

“I am very pleased with our second quarter financial results, as each of our businesses delivered solid operational performance and capitalized on market conditions to drive strong year-over-year improvement, including the highest Wood Products EBITDA on record,” said Doyle R. Simons, president and chief executive officer. “In addition, we delivered Weyerhaeuser’s highest EBITDA since 2006, when the company’s operations were nearly three times larger than they are today. Looking forward, housing market fundamentals remain strong, and we remain relentlessly focused on driving operational excellence and fully capitalizing on market conditions to drive value for shareholders."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2018	2018	2017
(millions, except per share data)	Q1	Q2	Q2
Net sales	$1,865	$2,065	$1,808
Net earnings	$269	$317	$24
Net earnings per diluted share	$0.35	$0.42	$0.03
Weighted average shares outstanding, diluted	759	761	756
Net earnings before special items(1)	$275	$332	$212
Net earnings per diluted share before special items	$0.36	$0.44	$0.28
Adjusted EBITDA(2)	$544	$637	$506

(1) First quarter 2018 after-tax special items include charges of $21 million for environmental remediation and a $15 million benefit from product remediation insurance proceeds. Second quarter 2018 special items include $15 million of net after-tax charges for product remediation. Second quarter 2017 after-tax special items include a $147 million non-cash impairment charge for the Uruguay business, and charges of $31 million for product remediation, $8 million for countervailing and antidumping duties on Canadian softwood lumber the company sold into the United States and $2 million for Plum Creek merger-related costs. Beginning first quarter 2018, these duties are no longer reported as a special item.

(2) Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income, adjusted for depreciation, depletion, amortization, basis of real estate sold, unallocated pension service costs and special items. Adjusted EBITDA excludes results from joint ventures. Adjusted EBITDA should not be considered in isolation from and is not intended to represent an alternative to our GAAP results. A reconciliation of Adjusted EBITDA to GAAP earnings is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2018	2018
(millions)	Q1	Q2	Change
Net sales	$733	$667	($66)
Contribution to pre-tax earnings	$189	$161	($28)
Adjusted EBITDA	$268	$240	($28)

2Q 2018 Performance - In the South, log sales volumes were comparable with the first quarter and average realizations declined slightly due to a greater proportion of pulpwood sales. Unit logging costs increased seasonally due to additional thinning activity. In the West, slightly higher average log sales realizations were more than offset by seasonally higher forestry, road and unit logging costs. Fuel costs increased in both regions.

3Q 2018 Outlook - Weyerhaeuser expects third quarter earnings and Adjusted EBITDA will be lower than the second quarter, but slightly higher than the third quarter of 2017. The company anticipates seasonally higher road and forestry costs and higher fuel and unit logging costs. In the West, average sales realizations are expected to be slightly lower than the second quarter and fee harvest volumes will be comparable. In the South, the company anticipates higher fee harvest volumes and comparable average log sales realizations.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2018	2018
(millions)	Q1	Q2	Change
Net sales	$51	$58	$7
Contribution to pre-tax earnings	$25	$22	($3)
Adjusted EBITDA	$41	$47	$6

2Q 2018 Performance - Real Estate sales increased slightly compared with the first quarter and Energy and Natural Resources royalties were modestly higher. Adjusted EBITDA increased, but earnings were slightly lower due to a higher average land basis on the mix of properties sold.

3Q 2018 Outlook - Weyerhaeuser anticipates third quarter earnings and Adjusted EBITDA will be higher than the second quarter. We continue to expect full year 2018 Adjusted EBITDA for the segment will be approximately $250 million.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2018	2018
(millions)	Q1	Q2	Change
Net sales	$1,309	$1,525	$216
Contribution to pre-tax earnings	$270	$329	$59
Pre-tax charge (benefit) for special items	($20)	$20	$40
Contribution to pre-tax earnings before special items	$250	$349	$99
Adjusted EBITDA	$286	$385	$99

2Q 2018 Performance - Average sales realizations for lumber and oriented strand board improved significantly compared with the first quarter, and engineered wood products realizations increased modestly. Sales volumes rose seasonally for all product lines. These factors were partially offset by higher log, raw material and transportation costs.

Second quarter special items consist of a $20 million net pre-tax charge for finalization of product remediation costs.

3Q 2018 Outlook - Weyerhaeuser expects earnings before special items and Adjusted EBITDA will decrease compared with the second quarter. The company anticipates moderately lower average sales realizations for lumber and oriented strand board. As previously disclosed, sales volumes for oriented strand board will be lower due to an extended outage at our Grayling, Michigan mill for a scheduled press replacement.
UNALLOCATED

FINANCIAL HIGHLIGHTS	2018	2018
(millions)	Q1	Q2	Change
Contribution to pre-tax earnings	($92)	($38)	$54
Pre-tax charge for special items	$28	$ -	($28)
Contribution to pre-tax earnings before special items	($64)	($38)	$26
Adjusted EBITDA	($51)	($35)	$16

2Q 2018 Performance - Second quarter results include a small non-cash benefit from elimination of intersegment profit in inventory and LIFO due to reduced log and lumber inventories. This compares with a charge in the first quarter. Non-cash non-operating pension and post-retirement expense also decreased due to finalization of measurements of year-end pension plan assets and liabilities.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control 12.4 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2017, we generated $7.2 billion in net sales and employed approximately 9,300 people who serve customers worldwide. We are listed on the North American and World Dow Jones Sustainability Indices. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 27, 2018, to discuss second quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on July 27, 2018.

To join the conference call from within North America, dial 855-223-0757 (access code: 5882807) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 5882807). Replays will be available for two weeks at 855-859-2056 (access code: 5882807) from within North America and at 404-537-3406 (access code: 5882807) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including without limitation with respect to the following for the third quarter of 2018: earnings and Adjusted EBITDA for each of our Timber and Real Estate, Energy & Natural Resources business segments; earnings before special items and Adjusted EBITDA for our Wood Products business segment; log sales realizations, fee harvest volumes, road and forestry costs and fuel and unit logging costs in our timber business; and sales realizations for lumber and oriented strand board and sales volumes for oriented strand board for our Wood Products business. These statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and expressions such as “will be,” “will continue,” “will likely result,” and similar words and expressions. These statements are based on our current expectations and assumptions and are not guarantees of future performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the effect of general economic conditions, including employment rates, interest rate levels, housing starts, availability of financing for home mortgages and strength of the U.S. dollar;

•
market demand for our products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the yen and the Canadian dollar, and the relative value of the euro to the yen;

•	restrictions on international trade, tariffs imposed on imports and the availability and cost of shipping and transportation;

•	economic activity in Asia, especially Japan and China;

•	performance of our manufacturing operations, including maintenance requirements;

•	potential disruptions in our manufacturing operations;

•	the level of competition from domestic and foreign producers;

•	raw material availability and prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•	the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;

•
the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

•	transportation and labor availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;

•	changes in accounting principles; and

•
other matters described under “Risk Factors” in our 2017 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements and other reports and filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS
We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2018:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$269
Interest expense, net of capitalized interest					93
Income taxes					30
Net contribution to earnings	$189	$25	$270	$(92)	$392
Non-operating pension and other postretirement benefit costs	—	—	—	24	24
Interest income and other	—	—	—	(12)	(12)
Operating income (loss)	189	25	270	(80)	404
Depreciation, depletion and amortization	79	4	36	1	120
Basis of real estate sold	—	12	—	—	12
Special items(1)(2)	—	—	(20)	28	8
Adjusted EBITDA	$268	$41	$286	$(51)	$544

(1)	Pre-tax special items attributable to Wood Products include a $20 million benefit from product remediation insurance proceeds.

(2)	Pre-tax special items included in Unallocated Items consist of charges of $28 million for environmental remediation.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2018:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$317
Interest expense, net of capitalized interest					92
Income taxes					65
Net contribution to earnings	$161	$22	$329	$(38)	$474
Non-operating pension and other postretirement benefit costs	—	—	—	13	13
Interest income and other	—	—	—	(11)	(11)
Operating income (loss)	161	22	329	(36)	476
Depreciation, depletion and amortization	79	3	36	1	119
Basis of real estate sold	—	22	—	—	22
Special items(1)	—	—	20	—	20
Adjusted EBITDA	$240	$47	$385	$(35)	$637

(1)	Pre-tax special items included in Wood Products consist of net charges of $20 million for finalization of product remediation costs.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2017:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$24
Interest expense, net of capitalized interest					100
Income taxes					34
Net contribution to earnings	$(12)	$23	$177	$(30)	$158
Non-operating pension and other postretirement benefit costs	—	—	—	8	8
Interest income and other	—	—	—	(9)	(9)
Operating income (loss)	(12)	23	177	(31)	157
Depreciation, depletion and amortization	87	4	36	2	129
Basis of real estate sold	—	10	—	—	10
Special items(1)	147	—	61	2	210
Adjusted EBITDA	$222	$37	$274	$(27)	$506

(1)
Pre-tax special items include $147 million of impairment charges related to our Uruguayan operations; $50 million for product remediation; $11 million of countervailing and antidumping duties; and $2 million of Plum Creek merger-related costs.